milestone Solution Partner Agreement

The following agreement has been entered between

Milestone Systems A/S
[Company Registration Number (CVR.) 2034 1130]
Banemarksvej 50
DK-2605 Brøndby
Denmark
(in the following referred to as "Milestone")

and the partner (in the following referred to as "the Partner")

Company Name:	Iveda Solutions
Registration Country/State and Number:	US / Arizona
Street Address:	1201 S. Alma School Rd.
Street Address (if required):	Suite 4450
City and Postal Code:	Mesa, 85210
State or Country:	AZ

The parties have agreed to the terms set forth by this agreement (in the following referred to as "the Agreement").

The appendices, including in particular appendix 1, General Terms and Conditions for Partners, form an integral part of this Agreement.

§A1 – Definitions

"Agreement" shall mean this document, its attachments and appendices.

"Products" shall mean Milestone' standard or bespoke products as sold under the XProtect brand name or other brand names.

"SDK" shall mean the Milestone Software Development Kit, including all documentation, sample applications and executables.

"MSP" shall mean the Milestone Solution Partner Program.

"MSP Products" shall mean Milestone' Products, SDK, documentation, guidelines, logos, related marketing material and graphics delivered to the Partner by Milestone in connection with the Milestone Solution Partner Program under this Agreement.

§A2 – Scope of Agreement

This Agreement covers Milestone' and the Partner' rights, duties and obligations in connection the Partner' participation in the Milestone Solution Partner Program.

The Agreement shall not restrict Milestone from marketing and/or licensing through its own sales force, directly or indirectly, or from authorizing or appointing any dealers, agents, representatives, sub-distributors, original equipment manufacturers, value added resellers, business partners or other third parties to promote, license, distribute, provide leads for or support the Products.

§A3 – Partner Benefits

The Partner is entitled to use the MSP Products provided by Milestone. The MSP Products includes:

1. SDK: The Milestone Software Development Kit, including all documentation, sample applications and executables.

2. Milestone test licenses: A test license for the most recent version of the Milestone XProtect Enterprise product. The test license is intended solely for internal non-commercial test purposes at the Partner and may not be sold, handed over to or installed at a 3'rd party or client without prior written consent from Milestone. Test licenses for other Products may be provided by Milestone upon request from the Partner.

The Partner will also enjoy the following services and benefits:

3. MSP Certified Product: Once the Partner has completed the integration of a product to Milestone's Products, the Partner may request Milestone to certify the product. Milestone may request to test the product for compatibility and stability. The product will be certified if it passes the tests at Milestone's discretion.

4. Presence in MSP web-section: Once the Partner has achieved certification for his first product, the Partner will be listed as a Milestone Solutions Partner in the MSP web-section at the Milestone website www.milestonesys.com. The listing will include the Partner's logo and a hyperlink to the Partner's website. MSP Certified Products will also be listed in a separate section at the Milestone website.

5. Programming Support: The Partner will be entitled to 6 (six) hours of phone or email support during the first year and 3 (three) hours during each subsequent year. Additional support can be purchased at 150 USD per hour. Email support requests should be emailed to msp@milestonesys.com

6. Access to exclusive MSP knowledge base section at the Milestone website. The Partner is informed that this section may not be available at all times.

7. The right to use the Milestone Solution Partner and the Milestone "Integrated With" logos in connection with MSP Certified Products.

The Milestone Solution Partner Logo:

The Milestone "Integrated With" Logo:

§A4 – Participation Fee

The Partner will pay an initial participation fee of 2000 USD covering the first year's participation. The Partner will pay an annual participation fee of 1000 USD each subsequent year.

The fees will be invoiced automatically by Milestone. The Partners participation in the MSP program will be activated or de-activated depending upon the receipt of the participation fee.

§A5 – Further Partner Obligations

In excess of other Partner obligations described in this Agreement, the Partner is obliged to:

1. Provide professional services: The Partner will, either directly or indirectly through partners, provide his customers with a reasonable level of support for his MSP Certified Product and to deal with his and Milestone's mutual customers in a professional manner, this also includes the proper handling of technical problems or bugs.

2. Basic technical skills: The Partner will ensure his support technicians and relevant engineers have a reasonable level of technical understanding of the Milestone Products installed together with MSP Certified Products at his customers.

3. Cooperation with MSP Certified Products: In connection with MSP Certification of products the Partner will, if requested by Milestone, provide the Milestone QA engineers with the necessary software products to be tested, any required hardware for the test, the necessary documentation and any required technical assistance.

4. Understanding of Milestone's EULA: The Partner warrants to having read and understood Milestone's End User License Agreement and the general license terms for the Milestone Products installed together with MSP Certified Products at his customers.

5. No infringement of Milestone's EULA: The Partner agrees and warrants not to be using the Milestone SDK or other technical tricks in ways that will enable the customer to utilize a Milestone Product in ways that will be infringing Milestone's End User License Agreement or licensing system.

6. Adherence to NDA: The Partner will adhere strictly to the Non Disclosure Agreement entered with Milestone and further agrees not to supply Milestone's competitors with any specific technical or commercial information regarding Milestone's products.

7. Mandatory use of the Milestone "Integrated With" Logo: The Partner agrees always to use the Milestone "Integrated With" Logo in connection with MSP Certified Products. The logo must be used in the splash screen of the product and in the description of the MSP Certified Product at the Partner's website.

8. Link to the Milestone website: The Partner must maintain a clearly visible hyperlink to the Milestone website www.milestonesys.com from a public section of the Partner's website. Use of the Milestone Solution Partner Logo is suggested.

The Partner understands and accepts Milestone's right to terminate this Agreement immediately if any of the listed obligations are severely neglected by the Partner.

§A6 – SDK Disclaimers

Even though Milestone strives to keep a high quality level of the SDK and to make the SDK compatible with future versions of the Milestone Product, the Partner understands and accepts:

1. The SDK may contain incorrect, misleading or outdated material, documentation or sample products and source code.

2. The SDK may be incompatible with previous, present or future versions of the Milestone Products.

3. The SDK may lack certain functionality or be incomplete in certain areas.

4. The use of the SDK is covered by the same general disclaimers as the Milestone Product it is used together with, as described in the product's EULA.

5. The SDK may only be used in connection with the associated Milestone Product; it may not be used separately or in connection with non-Milestone products. The Partner is allowed to re-distribute executable files from the SDK together with MSP Certified Products; however the executable files may only be executed when used together with the associated Milestone Product.

§A7 – Signatures

On behalf of Milestone

3/13/08 — Date

ERIC FULLERTON — Printed name

[signature] — Signature

On behalf of the Partner

3/12/08 — Date

MICHAEL RELIGIOSO — Printed name

[signature] — Signature

List of Appendices: Appendix 1: General Terms and Conditions for Partners

Appendix 1: General Terms and Conditions for Partners

The relationship between Milestone and the Partner (as defined in the Agreement) is, in addition to the specific provisions contained in the Agreement, subject to the following general terms and conditions:

§B1 - Milestone End User License Policy

The Partner is obliged to having read and understood the End User License Agreements (EULA) of the Milestone products he integrates with and to act according to their terms. The Partner accepts that Milestone may amend the EULA at any time.

§B2 - Credit Terms

Interest on Late Payment

Overdue amounts will be charged an interest at a rate of 2% per month or part thereof.

§B3 – Trademarks

The Partner may not apply for registration of or register trademarks etc. proprietary to Milestone or trademarks etc. which may be confused with trademarks etc. proprietary to Milestone.

The Partner may neither directly nor indirectly use Milestone's name, trademarks or other exclusive rights as a part of its own name. The Partner may use the Milestone Solution Partner and Milestone "Integrated With" logos as described elsewhere in this agreement.

§B4 – Intellectual Property Rights

Milestone holds the full copyright and any and all other rights to the Milestone products and related documentation materials, etc., except for eventual third party components to which Milestone's suppliers hold all rights.

The Partner shall have no right to alter the Milestone products in any way, and may not alter or delete any references concerning rights, trademarks, etc., stated in the products or on the media upon which the products are delivered.

§B5 – Empty

This section is intentionally left empty.

§B6 – Liability and limitation of liability

For the Milestone products and the Milestone SDK, Milestone assumes product liability under the Danish Product Liability Act to the extent that the provisions of the Act may not be contractually waived but disclaims product liability on any other basis.

Milestone shall not be liable for any indirect or consequential damage (including, but not limited to, loss of anticipated profit, goodwill, data or damage to the Partner's or any end user's records or data, or loss as a consequence of any other kind of business interruption) arising out of the use of the covered products or any inadequate or faulty performance even if Milestone was advised of the possibility of such losses. Accordingly, no claims for damages can be raised by reason of indirect or consequential damage.

In no event shall the total liability of Milestone for loss or damage under the Agreement exceed the lower of the following two amounts: (i) the total amount invoiced by Milestone to and paid by the Partner under the Agreement in the three months preceding the event giving rise to the claim, or (ii) EURO 100,000.

§B7 – Force Majeure

Neither party shall be liable for any damage inflicted on the other party as a direct or indirect consequence of the non-performing party being delayed or prevented in the performance of its obligations under the Agreement as a result of a force majeure situation. Force majeure shall include war and mobilization, natural disasters, strikes, lock-out, fire, damage to production plant, import and export regulations and other circumstances beyond the control of the party concerned.

§B8 – Confidentiality

Each party has a duty of confidentiality in connection with all information pertaining to matters of the other party that may come into its possession.

The parties are obliged to bind their employees, agents, successors and assignees in accordance with the above.

Any misuse of confidential information shall be considered breach of the Agreement with the effect that the aggrieved party may rescind the Agreement for immediate expiry and claim compensation and damages according to the applicable rules in force at any time under Danish Law.

§B9 - Term and Termination

The terms under the Agreement will commence from the date of the signature of both parties and will remain in effect until terminated by either of the parties.

The Agreement is subject to termination with 30 days written notice from Milestone and 30 days from Partner.

The Agreement can be terminated by either party with immediate effect in case of a material breach of any of the terms in the Agreement, provided that the breach has not been remedied within 14 days of a written request to Milestone the same.

Upon termination of the Agreement, howsoever caused, the Partner shall have no claim for damages or compensation for loss of goodwill or the like thereof against Milestone.

Any provision contained in the Agreement, including without limitation §§ B6, B8, B9, and B11 of these General Terms and Conditions for Partners, which, by its nature, extends beyond the day the Agreement ceases shall remain in force and be binding also after the Agreement has ended.

§B10 – Assignment

The Partner shall have no right to transfer or in any other way assign its rights or obligations under the Agreement, without the prior written consent of Milestone.

Milestone may transfer all rights and obligations under the Agreement to an affiliated entity or in connection with the sale of a major part or all of the assets of Milestone.

§B11 - Governing Law and Venue

The Agreement shall be governed by Danish Law, and any dispute between the parties will be resolved by the Maritime and Commercial Court of Copenhagen, Denmark, as the sole and proper forum.